Dr Thomas R Wenkart

Dr. Thomas Wenkart attended Sydney University and graduated as a medico in 1968. He went to Royal Newcastle Hospital and entered General Practice and the world of medical computing in 1970. Dr. Wenkart acquired his first private hospital interest in 1978 and has since expanded Macquarie Hospital Services in Sydney and an interest in the Bega Valley Private Hospital day centre complex.

Macquarie Hospital Services includes five (5) private hospitals which cater for surgery, rehabilitation and medical services. Each hospital is undergoing significant development and expansion of their facilities.

In 1976, Dr. Wenkart established the Health Care Research Institute and the Wenkart Foundation which supports the Arts and Health Sciences with the credo of “community benefits in the shortest possible time.” In 2007 the Wenkart Foundation established the Wenkart Chair of the Endothelium at Sydney University and the Centenary Institute.

Dr. Wenkart’s medico-political interests included many years of involvement in the AMA system as an office-bearer and also likewise in the private hospital sector in the 1970s and 1980s. He also completed his MPH at Sydney University in the 1990s.

Over the years support and active participation in the Arts has been diverse and includes Musica Viva, Opera Foundation Australia, Sydney Eisteddfod, Opera and Arts Foundation and more recently the Sydney Conservatorium of Music. Support and promotion of Australian talent overseas and specifically Europe, is a current endeavor.

Dr. Wenkart’s most recent endeavor involves electronic medical records. He firmly believes that the future for Electronic Medical Records are Personal Health Records controlled by individuals as a life-long health record.